UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-124231

AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-124231

FORM S-3 REGISTRATION STATEMENT NO. 333-132729

FORM S-3 REGISTRATION STATEMENT NO. 333-158342

FORM S-3 REGISTRATION STATEMENT NO. 333-171414

UNDER THE SECURITIES ACT OF 1933

ANADYS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3193172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

(858) 530-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen T. Worland, Ph.D.

President and Chief Executive Officer

Anadys Pharmaceuticals, Inc.

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

(858) 530-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Anadys Pharmaceuticals, Inc. (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-124231, originally filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2005;

•	Amendment No. 1 to Registration Statement No. 333-124231, originally filed with the SEC on May 9, 2005;

•	Registration Statement No. 333-132729, originally filed with the SEC on March 27, 2006;

•	Registration Statement No. 333-158342, originally filed with the SEC on April 1, 2009; and

•	Registration Statement No. 333-171414, originally filed with the SEC on December 23, 2010.

The Registrant is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, preferred stock, debt securities and warrants to purchase the Registrant’s common stock, preferred stock or debt securities issuable by the Registrant pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2011, by and among the Registrant, Hoffman-La Roche Inc., a New Jersey corporation (“Parent”), Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and, solely for the limited purposes set forth therein, Roche Holdings, Inc., a Delaware corporation and the parent of Parent, on November 23, 2011, Purchaser merged with and into the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, all shares of the Registrant’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for Shares owned by the Registrant, Parent, Purchaser or their respective subsidiaries and Shares held by stockholders who are entitled to demand and who properly perfect their appraisal rights with respect to such Shares, were converted into the right to receive $3.70 in cash per share. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements that remained unsold as of the Effective Time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 5, 2011.

ANADYS PHARMACEUTICALS, INC.

By:	/s/ Peter T. Slover
Peter T. Slover
Vice President, Finance and Operations

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the 5th day of December, 2011.

SIGNATURE	TITLE

/s/ Stephen T. Worland Stephen T. Worland	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter T. Slover Peter T. Slover	Vice President, Finance and Operations (Principal Financial and Accounting Officer)

/s/ Frederick C. Kentz III Frederick C. Kentz III	Director

/s/ Bruce Resnick Bruce Resnick	Director

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